                                                                    EXHIBIT 10.5

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Agreement, as amended and restated effective as of July 13, 2002, is made by and between Pharmacia Corporation, a Delaware corporation (the "Company"), and Philip Needleman, Ph.D. (the "Executive").

1. DUTIES AND SCOPE OF EMPLOYMENT.

(a) POSITION; DUTIES; RETIREMENT DATE. During the Employment Term (as defined in paragraph 2) until June 30, 2002, the Company will employ Executive as Senior Executive Vice President and Chief Scientific Officer and Chairman of Research and Development of the Company or in such other substantially equivalent position requested by the Company's Chief Executive Officer ("CEO") for which the Executive is qualified by education, training, and experience. Executive will serve as an Officer of the Company, and will initially report to the CEO. From July 1, 2002 through the effective date of his retirement ("Retirement Date"), Executive shall be employed with the Company as Senior Executive Vice President and Chief Scientific Officer, but shall no longer be the Chairman of Research and Development. During this period, Executive will perform duties and responsibilities as assigned by the CEO, in his full discretion. Executive's duties and responsibilities will primarily be advice and consultation with the CEO.

Executive's Retirement Date shall be no earlier than February 28, 2003 and no later than December 31, 2003, unless a later date is mutually agreed upon. For the period between February 28, 2003 and December 31, 2003, either party may identify a specific Retirement Date by providing the other party ninety-days advance written notice.

If the parties mutually agree to extend Executive's Retirement Date beyond December 31, 2003, the parties agree that (i) the Retirement Date will be no earlier than one year following the effective date of the Company's 2003 annual stock option grants, and (ii) notwithstanding the provisions of Section 3, the CEO shall determine Executive's cash compensation beyond December 31, 2003, in his sole discretion, based on Executive's duties and responsibilities as agreed upon by CEO and Executive.

(b) OBLIGATIONS. During the Employment Term, Executive will devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may (i) serve on the board of directors of other companies (subject to the reasonable approval of the CEO) and boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or (iii) manage Executive's personal investments and affairs, as long as such activities do not materially interfere with Executive's duties and responsibilities with the Company.

2. EMPLOYMENT TERM. The Company hereby agrees to employ Executive and Executive hereby accepts employment, in accordance with the terms and conditions of this Agreement, commencing on June 1,2000 (the "Employment Commencement Date"). The period of Executive's employment under this Agreement will be referred to as the "Employment Term." Subject to the Company's obligation to provide severance benefits as may be specified in this

Agreement, Executive and the Company acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Company or Executive.

3. CASH COMPENSATION. During the Employment Term, the Company will pay Executive the following as cash compensation for services to the Company:

(a) BASE SALARY. From April 1, 2002 through Executive's Retirement Date, Executive's annualized base salary will be $832,000 and will be subject to annual review pursuant to the Company's normal review policy for other similarly situated senior executives of the Company.

(b) VARIABLE COMPENSATION. Executive will also be eligible to participate in the Company's annual incentive plan ("Incentive Plan") at a level determined by the Compensation Committee of the Board of Directors of the Company (the "Board") (such committee hereafter being referred to as the "Compensation Committee") to be appropriate based on Executive's position, job performance and Company policy. For each plan year until Executive's Retirement Date, Executive's target under the Incentive Plan will be 75% of Executive's base salary. Payment of incentive compensation, if the performance criteria determined by the Compensation Committee are met, will generally be made in March of the year following the incentive plan year, unless Executive elects to defer payment pursuant to an applicable plan of the Company.

4. EQUITY COMPENSATION. During the Employment Term, Executive will be eligible to participate in the Company's equity compensation plans, in accordance with the terms of such plans and any applicable grants (except as provided herein), at a level determined by the Compensation Committee to be appropriate based on the Company's equity compensation policy. Executive will receive a grant of 125,000 stock options to purchase shares of the Company's common stock pursuant to the Company's long-term incentive plan. The date of the stock option grant will be June 1, 2000.

Executive will receive a grant of 100,000 restricted shares or share units under the Company's Founders Performance Contingent Shares Program, which shall vest according to the terms of the Program based on the Company's total shareholder return ranking as compared to a designated peer group and the Company's targeted five year compounded shareholder return. Except as otherwise provided in the Founders Performance Contingent Shares Program, Executive must be employed by the Company on December 31, 2004 in order for the restricted shares or share units to vest.

5. EMPLOYEE BENEFITS. During the Employment Term, Executive will, to the extent eligible, be entitled to participate in all employee welfare and retirement benefit plans and programs provided by the Company to its senior executives in accordance with the terms of those plans or programs as they may be modified from time to time. Executive will be entitled to post-retirement welfare benefits as are made available by the Company to its senior executive officers at the time of Executive's retirement, provided that for this purpose Executive's period of employment shall be deemed to be the period necessary to obtain the maximum level of such benefits. In the event that adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

6. FINANCIAL PLANNING ASSISTANCE. During the Employment Term, Executive will be eligible to participate in the Company's Financial Planning Assistance program for senior executives. Executive will be entitled to up to $10,000 for the first year of financial planning assistance, and $7,000 each year thereafter.

7. BUSINESS EXPENSES. During the Employment Term, upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company will pay or reimburse Executive for all reasonable business expenses that Executive incurs in performing Executive's duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions.

8. RELOCATION. The Company acknowledges and agrees that Executive's business location will remain in St. Louis. However, in the event Executive chooses to relocate during the Employment Term, Executive will be entitled to relocation benefits pursuant to the Company's relocation benefit program.

9. SUPPLEMENTAL RETIREMENT BENEFIT. During the Employment Term, Executive will be eligible to participate in the Key Executive Pension Plan ("KEPP"). Notwithstanding anything in this Agreement to the contrary, if the amount of Executive's Supplemental Benefit under the KEPP is adversely impacted by the terms of this Agreement, then Executive's benefit under the KEPP shall be calculated without regard to the terms of this Agreement. In the event Executive's Retirement Date is after February 28, 2003, the Company agrees that the Executive's Supplemental Benefit under the KEPP shall be no less than a Supplement Benefit under the KEPP calculated as if he terminated from employment on February 28, 2003.

10. RELEASE.

(a) In consideration of the agreements and undertakings of the Company set forth herein, and intending to be legally bound hereby, Executive, on behalf of himself, his spouse and his dependents, heirs, executors, administrators and assigns, past and present, and each of them (hereinafter collectively referred to as "Releasors"), agrees to release and forever discharge the Company, together with its Affiliates, and its or their officers, directors, employees, agents, predecessors, partners, successors, assigns, heirs, executors, insurers and administrators (hereinafter "Company Releasees") from any and all rights, claims, actions and causes of action of any nature whatsoever, cognizable at law or equity, which Releasors now have or claim, or might hereafter have or claim, against the Company Releasees up to the date of this Agreement relating to Executive's employment by the Company and its Affiliates, including, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. ss. 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 et seq.; the Americans With Disabilities Act, 42 U.S.C. ss.12101 et seq.; the Family and Medical Leave Act, 29 U.S.C.ss. 2601 et seq.; any anti-discrimination statutes; any claims for breach of express or implied contract; any claims for wrongful discharge or violation of public policy; any claims under any federal, state or local laws of any jurisdiction; and any common law claims now or hereafter recognized; as well as all claims for counsel fees and costs.

(b) Nothing herein shall be construed to negate the provisions of this Agreement or Executive's right to enforce the provisions of this Agreement.

11. REVIEW AND CONSIDERATION OF RELEASE. Executive certifies and acknowledges:

      (a) that he has read the terms of this Agreement, and he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE Company Releasees from any legal or administrative action arising out of his employment with the Company, and the terms and conditions of that employment relationship, up to the date of this Agreement;

      (b) that he has signed this Agreement voluntarily and knowingly in exchange for the consideration provided to him and described herein. He acknowledges that he would not otherwise be entitled to the consideration provided and that the consideration provided as a result of signing this Agreement is adequate and satisfactory;

      (c) that he has been advised through this document that the signing of this Agreement does not waive rights or claims that may arise after the date it is executed;

      (d) that he has been advised through this writing to consult with an attorney concerning this Agreement prior to signing this Agreement;

      (e) that he has been advised that he has the right to consider this Agreement for a period of 21 days from receipt, and that he has signed on the date indicated below after concluding that this Agreement is satisfactory to him;

      (f) that neither the Company, nor any of its agents, representatives, employees, or attorneys has made any representations to him concerning the terms or effects of this Agreement other than those contained herein; and

      (g) that he understands that he has the right to revoke this Agreement within 7 days after its execution by giving written notice to the Company, and that this Agreement will not become effective or enforceable until the revocation period has expired.

12. TERMINATION OF EMPLOYMENT.

(a) NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 27. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the date of termination which date shall not be less than fifteen (15) (thirty (30), if such termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(b) TERMINATION OTHER THAN FOR CAUSE. Upon termination of Executive's employment on the Retirement Date, or earlier in the event of death, disability, or upon an involuntary termination by the Company other than for Cause or by the Executive for Good Reason (within 6 months after learning of the event constituting Good Reason) prior to the Retirement Date, Executive will receive the payments or other benefits described in this paragraph as liquidated damages and in lieu of any other damages or compensation under this Agreement or otherwise; provided
(A) Executive does not enter into Competition (as defined in the Agreement) with the Company for a period of two years following the termination of Executive's employment (it being understood that the duration of this non-compete requirement shall not delay payment of any amounts otherwise due hereunder), and
(B) Executive executes, and does not revoke a written waiver and release, in a form prescribed by the Company, of all claims against the Company and related parties arising out of the Executive's employment or the termination of that employment except that the condition specified in Clause (A) shall not apply if such termination occurs during the two-year period after the consummation of a transaction approved by the stockholders of the Company and described in Section 13(c) or (d) of the Company's 2001 Long-Term Incentive Plan ("LTIP"), such event being hereafter referred to as a "Section 13(c) Change in Control") (and such two-year period being hereafter referred to as the "CIC Period"):

      (i) Executive will receive a lump sum severance payment, payable within 60 days after termination of Executive's employment, of $4,764,006.00; provided, however, if the termination occurs during a CIC Period such lump sum severance payment shall be payable within 10 days after the termination of Executive's employment.

      (ii) Executive will have Executive's period of employment service used to calculate retirement extended as if Executive had worked an additional three years, and the compensation used to calculate Executive's retirement benefits will be determined as if Executive had continued to receive for an additional three years salary and incentive compensation equal to the highest annual base salary and highest annual incentive compensation Executive received from the Company or its Affiliates within three years prior to Executive's date of termination (such amounts to be payable from a non-qualified, supplemental retirement plan);

      (iii) Subject to subsection 12(d) below, Executive will be entitled to exercise, in accordance with their terms, any remaining stock options that had been granted prior to Executive's termination (all of which will become vested under such circumstances) for the maximum period permitted under the terms of the grant;

      (iv) Executive will receive a pro-rated portion of his target annual incentive compensation award in or around March of the year following Executive's termination based on the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to Executive's termination; provided, however, that if the termination occurs during a CIC Period any such awards which have become vested under the terms of the Annual Incentive Plan or the Operating Committee Incentive Plan shall be payable within 10 days after the termination of Executive's employment;

      (v) Executive and Executive's dependents will continue to participate (with the same level of coverage) for three years in all medical, dental, hospitalization, accident, disability, life insurance and any other benefit plans of the Company on the same terms as in effect immediately prior to Executive's termination unless changed for senior executives generally; provided, however, that such benefits will be offset to the extent that Executive or Executive's dependents receive benefits from another source (in such event, Executive agrees to provide reasonable notice of the receipt of benefits from another source); and, provided that in the event adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis;

      (vi) Executive shall be entitled to continue any and all current individual life insurance and individual disability insurance plans at Executive's own cost. Within twenty (20) days after Executive's termination date, the Company's share of cash value under Policy #CUL0021952, determined in accordance with the terms of the Split Dollar Life Insurance Plan and as of the termination date, will be returned to the Company; the Company shall then release the collateral assignment agreement. At that point, all ownership rights in connection with Policy # CUL0021952 will be vested in the Executive or his designee. The Executive or his designee will then have the option to maintain the policy by paying the future premiums, use the remaining cash value (if any) to purchase paid-up life insurance, withdraw any remaining cash value and cancel the policy, or exercise any other ownership rights in accordance with the terms of the life insurance policy;

      (vii) Executive will be entitled to outplacement services, at the expense of the Company, from a provider selected by Executive, subject to a maximum expense of $25,000; provided, however, Executive shall not be entitled to such services upon his retirement from the Company on the Retirement Date;

      (viii) Executive will be entitled to participate in the Company's Financial Planning Assistance program for three (3) consecutive years from the date of termination in accordance with the policies of the Company as in effect immediately prior to the Change in Control (as such term is defined in the LTIP); and

      (ix) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(c) INVOLUNTARY TERMINATION FOR CAUSE. If Executive is involuntarily terminated by the Company for Cause, then:

      (i) All unvested or unexercisable equity compensation will be cancelled upon Executive's termination of employment;

      (ii) Executive will forfeit Executive's right to receive any salary, incentive compensation, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination; and

      (iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(d) Notwithstanding the foregoing, in no event will this paragraph cause any stock options to become vested or exercisable prior to the first anniversary of the stock option grant, unless Executive's termination occurs during a CIC Period, in which case such stock options shall become vested and exercisable.

13. CAUSE; GOOD REASON.

(a) For purposes of this Agreement, "Cause" means:

      (i) a material breach by Executive of Executive's duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the part of Executive, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

      (ii) Executive's conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board;

      provided that if the Executive's employment is terminated during a CIC Period the cessation of Executive's employment shall not be deemed for Cause unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than 75% of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth above has occurred and specifying the particulars thereof in detail.

(b) For purposes of this Agreement, "Good Reason" means:

      (i) Executive's rate of annual base salary, the target amount of Executive's annual cash incentive bonus, or, if applicable, any other benefit under any long-term incentive plan is reduced in a manner that is not applied proportionately to all other senior executive officers of the Company, including the Chief Executive Officer;

      (ii) the Company fails to retain Executive in the position specified in paragraph 1(a) or another substantially equivalent position for which the Executive is qualified by education, training and experience;

      (iii) during a CIC Period, the Company assigns to the Executive any duties materially inconsistent with the Executive's title, position, status, reporting relationships, authority, duties or responsibilities as they existed immediately prior to such CIC Period, or any other action by the Company which results in a diminution in such title, position, status, reporting relationships, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

      (iv) a successor, or any subsidiary or affiliate thereof, to the Company fails to assume this Agreement;

      (v) the Company terminates the Executive's employment other than as expressly permitted by this Agreement;

      (vi) during a CIC Period, the Company fails to keep in effect any employee benefit plan in which Executive is participating immediately prior to such CIC Period or provide benefits to Executive that are substantially equivalent; or

      (vii) during a CIC Period, Executive is required to relocate more than fifty (50) miles within the state where the Executive maintains his office immediately prior to such relocation or Executive's principal office is relocated to a different state or Executive is required to materially increase his business travel.

14. DIRECTORSHIPS, OTHER OFFICES. In the event of termination of employment, Executive will immediately, unless otherwise requested by the Board, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its Affiliates.

15. CONFIDENTIALITY. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company, Executive will have access to proprietary or confidential information, technical data, trade secrets or know-how relating to the Company, which may include, but is not limited to, market and product research and plans, markets, products, services, customer lists and customers, advertising, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing and sales techniques, strategies and programs, distribution methods and systems, sales and profit figures, pricing and discount plans, financial and other business information (hereafter, "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that Executive will not, either during employment or after the termination of employment, disclose any such Confidential Information to any person for any reason whatsoever (except as Executive's duties as an employee of the Company may require) without the prior written authorization of the CEO, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, in which case Executive will promptly inform the Company in writing of such required disclosure, but in any event at least two business days prior to the disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment will remain the property of the Company. Unless expressly authorized in writing by the CEO, Executive will not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

For the purposes of this paragraph, the term "Company" will be deemed to include the Company and its Affiliates. For purposes of this Agreement, "Affiliate" will mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

16. NON-COMPETE; NON-SOLICIT.

(a) The Company hereby agrees to pay Executive the amounts described under this Agreement as being expressly conditioned on Executive's undertakings under this paragraph as well as under paragraph 15 above. In exchange for the consideration provided in the preceding sentence, Executive agrees that during the term of Executive's employment with the Company and for a period of two years after Executive's termination of employment for any reason, Executive will not, except with the prior written consent of the CEO, directly or indirectly, engage in Competition. For purposes of this Agreement, Competition means that Executive commences employment with, or provides substantial consulting services to, any pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales). Notwithstanding anything to the contrary herein, Executive's service solely as a member of the board of directors of a company whose annual sales are less than $100 million shall not be deemed to be Competition for purposes of this Agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account. Notwithstanding anything to the contrary herein, Executive's service solely as a member of the board of directors of a company whose annual sales are less than $100 million shall not be deemed to be Competition for purposes of this Agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account. Notwithstanding any other provision in this Agreement, any equity grant agreement or any other agreement or plan covering Executive, all of the non-competition restrictions imposed on Executive under this Agreement, any equity grant agreement or any other agreement or plan covering Executive, including, but not limited to, direct restrictions on employment with other companies and any potential forfeiture of compensation or benefits (including, but not limited to, separation benefits and equity compensation), shall cease to apply for all purposes upon Executive's termination of employment for any reason during a CIC Period.

(b) The foregoing restrictions will not be construed to prohibit Executive's ownership of less than five percent of any class of securities of any corporation which is engaged in any business having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take any part in its business, other than exercising Executive's rights as a shareholder, or seek to do any of the foregoing.

(c) Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, except with the prior written consent of the CEO, directly or indirectly, solicit, or encourage the solicitation or hiring of, any person who was an employee of the Company at any time during the term of this Agreement by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. This covenant will not prevent Executive from giving references and will not preclude the solicitation or hiring of any individual after 12 months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated.

(d) For the purposes of this paragraph 16, the term "Company" will be deemed to include the Company and its Affiliates.

17. REMEDIES; INJUNCTION.

(a) Executive acknowledges and agrees that the restrictions contained in paragraphs 15 and 16 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those paragraphs. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult legal counsel with respect to this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in paragraphs 15 and 16 cannot be adequately compensated by monetary damages. Executive agrees that, unless Executive's employment is terminated pursuant to paragraph 12(b) during a CIC Period (in which case the provisions of this sentence shall not apply), the Company will be entitled to a return of the cash consideration set forth in this Agreement as being conditioned on the covenants contained in paragraph 16 and that all remaining stock options will be forfeited if Executive breaches the provisions of that paragraph and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraphs 15 or 16, which rights will be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraphs 15 or 16 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision will be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment will apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of paragraphs 15 or 16, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Somerset County, New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

(d) For the purposes of this paragraph 17, the term "Company" will be deemed to include the Company and its Affiliates.

18. INTELLECTUAL PROPERTY. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive's employment with the Company will be and remain the absolute property of the Company, and Executive shall assist the Company in perfecting and defending its rights to such intellectual property.

19. INDEMNIFICATION. To the fullest extent permitted by applicable law, the Company will, during and after termination of employment, indemnify Executive (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim or investigation to which Executive is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its Affiliates. In addition, Executive will be covered under any directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its Affiliates to the extent the Company provides such coverage for its senior executive officers for a period of 5 years following any termination of Executive's employment other than for Cause or for such longer period of limitations that may apply to any claim.

20. ARBITRATION. Unless other arrangements are agreed to by Executive and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Costs of the arbitration, including (but not by way of limitation) reasonable attorney's fees of both parties, will be borne by the party which does not prevail in the proceedings. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) or the court will determine an appropriate allocation of costs between the parties. If, however, any dispute arises relating to Executive's rights or obligations as a result of the occurrence of a Section 13(c) Change in Control, the Company shall pay Executive any such costs unless the Company is determined to have substantially prevailed on all material claims.

21. GROSS-UP PAYMENT. In addition to any other payments due to Executive under this Agreement, the Company shall pay to Executive any amounts due to Executive under the terms of the Company's Excess Parachute Tax Indemnity Plan.

22. NO SET-OFF; NO MITIGATION REQUIRED. The obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Executive obtain other employment.

23. PAYMENT OF LEGAL FEES. The Company will pay Executive's reasonable legal and financial consulting fees and costs associated with entering into this Agreement up to a maximum of $10,000.

24. CORPORATE TRANSACTIONS, IMPACT ON EQUITY COMPENSATION. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock provided for in this Agreement.

25. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey.

26. ASSIGNMENTS; TRANSFERS; EFFECT OF MERGER.

(a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

(b) This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

(d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of Executive's rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive's death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive's estate.

27. NOTICES AND OTHER COMMUNICATIONS. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  Pharmacia Corporation
                  100 Route 206 North
                  Peapack, New Jersey 07977

                  Telecopy Number: (908) 901-7700
                  Attention: Phillip Needleman

                  If to the Company:

                  Pharmacia Corporation
                  100 Route 206 North
                  Peapack, New Jersey 07977

                  Telecopy Number:(908) 901-7700
                  Attention: Senior Vice President Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

28. MODIFICATION. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and the CEO. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

29. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.

                                           PHARMACIA CORPORATION


 /s/ Philip Needleman                       /s/ Fred Hassan
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Philip Needleman, Ph.D.                     By:     Fred Hassan
                                            Title:  Chief Executive Officer


12/17/02                                    12/17/02
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Date                                        Date